Exhibit 99.1

Mojo Organics, Inc. Appoints J.R. LeShufy to the Company's Board of Directors

NEW YORK, Feb. 2, 2012 /PRNewswire/ -- Mojo Organics, Inc. (OTCBB: MOJO) ("Mojo" or the "Company") today announced the appointment of J. Robert ("J.R.") LeShufy to the company's Board of Directors. LeShufy is a founding investor in Mojo and brings a diverse business background to the Company. He has been an entrepreneur in a wide range of ventures from the oil industry, construction, and dredging. He is currently a senior advisor to The Broadsmoore Group, a privately held investment advisory and merchant banking firm.

"We are pleased to welcome J.R. to Mojo's board. His significant experience in launching companies both here and abroad will be instrumental in guiding the company's growth," said Glenn Simpson, CEO of Mojo. "We look forward to J.R.'s leadership as we continue developing consumer products."

In the 1990's, LeShufy formed the second approved joint venture in the former Soviet Union in the Siberian oil fields of the Komi Region with his partner Samson Drilling of Oklahoma. He also worked with Brown and Root, a division of Halliburton, to help the company access the oil fields in Kazakhstan.

After a meeting with the Komarov Institute in St. Petersburg, the world's oldest botanical gardens started by Peter the Great, LeShufy formed a joint venture known as Panax Pharmaceuticals. During that time, he worked with the Institute of Traditional Medicine in Guang-Xi, China, to incorporate Chinese botanical products for Western medicine. Back in the U.S., he took Panax public. The company subsequently changed its name to Inkine Pharmaceutical and was sold to Salix Pharmaceutical for $200 million.

In 2004, LeShufy was a founder of Glyconix Corp., a company specializing in sugar chemistry to improve the efficacy of small molecule drugs. Prior to that, he was on the board of IMT Inc., a company whose mission was to evaluate covert Navy projects. LeShufy was granted top level security in this capacity. He volunteered and served in the U.S. Army Air Corps.

About Mojo Organics, Inc.
Based in New York, Mojo Organics, Inc. engages in the production, distribution, and marketing of natural and organic beverages. The company's core objective is to promote a healthy and affordable lifestyle for children and adults alike.

SOURCE Mojo Organics, Inc.